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                                  EXHIBIT 23.1

                CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM




We consent to the incorporation by reference in the registration statement of Ambient Corporation on Form S-8 (No. 333-112569) of our report dated February 25, 2005 with respect to our audits of the consolidated financial statements of Ambient Corporation and its Subsidiaries as at and for the years ended December 31, 2004 and 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company's ability to continue as a going concern) which report is included in this Annual Report on Form 10-KSB/A.



/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.
Saddle Brook NJ
July 8, 2005